FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-13

Subject: **PUBLIC ANNOUNCEMENT** NEW ISSUE CMBS: BBCMS 2024-5C25

NEW ISSUE CMBS: BBCMS 2024-5C25

$792.209MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT LEADS:	BARCLAYS; BMO CAPITAL MARKETS;
CITIGROUP; DEUTSCHE BANK SECURITIES;
KEYBANC CAPITAL MARKETS; SOCIÉTÉ GÉNÉRALE;
UBS SECURITIES LLC

CO-MANAGERS:	BANCROFT CAPITAL, LLC; DREXEL HAMILTON

RATING AGENCIES:	S&P; FITCH; KBRA

*PUBLIC OFFERED CERTIFICATES*

	RATINGS
CLASS	(S/F/K)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	0.821	30.000%	3.06	38.6%	18.7%
A-3	AAA/AAA/AAA	619.650	30.000%	4.88	38.6%	18.7%
A-S	AA-/AAA/AAA	96.395	19.125%	4.96	44.6%	16.2%
B	NR/AA-/AA-	43.211	14.250%	4.96	47.2%	15.3%
C	NR/A-/A-	32.132	10.625%	4.96	49.2%	14.7%

*TRANSACTION SUMMARY*
- POOL BALANCE:	$886,388,000
- NUMBER OF LOANS:	33
- NUMBER OF PROPS:	38
- WA CUT-OFF LTV:	55.1%
- WA MATURITY LTV:	55.0%
- WA U/W NCF DSCR:	1.72x
- WA U/W NOI DY:	13.1%
- WA MORTGAGE RATE:	7.15651%
- TOP 10 LOANS %:	59.9%
- WA REM TERM:	59 MONTHS
- TOP 5 PROP TYPES:	RETAIL (37.8%); MULTIFAMILY (17.5%);
HOSPITALITY (16.4%); OFFICE (11.2%);
MIXED USE (8.4%)
- TOP 5 STATES:	NY (35.4%); CA (18.3%); OH (6.5%);
FL (6.5%); IA (5.8%)

*DEAL PARTIES*
- MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, N.A.
- SPECIAL SERVICER:	3650 REIT LOAN SERVICING LLC
- OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
- DIRECTING HOLDER:	3650 REAL ESTATE INVESTMENT TRUST 2 LLC OR AFFILIATE
- TRUSTEE:	COMPUTERSHARE TRUST COMPANY, N.A.
- CERT. ADMIN.:	COMPUTERSHARE TRUST COMPANY, N.A.

*MATERIALS & ANTICIPATED TIMING*
- TERM SHEET/ANNEX:	ATTACHED
- RED:	ATTACHED
- 3RD PARTY SYSTEMS:	TODAY
- PRE-SALE REPORTS:	TODAY
- COLLATERAL CALLS:	UPON DEMAND **CONTACT SALES COVERAGE**
- PRICING:	WEEK OF MARCH 11, 2024
- SETTLEMENT:	ON OR ABOUT THURSDAY, MARCH 28, 2024

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THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THAT THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS DOCUMENT IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.